Exhibit 97.1

Horace Mann Educators Corporation
Clawback Policy
Effective October 2, 2023
Purpose
The Board of Directors of Horace Mann Educators Corporation (“Horace Mann” or the “Company”) believes it is in the best interests of the Company and its shareholders to adopt this Clawback Policy (the “Policy”), which provides for the recovery of certain incentive compensation in the event of an Accounting Restatement, as defined below. This Policy is designed to encourage sound risk management, increase individual accountability and to comply with, and shall be interpreted consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Listing Standards”). The Policy is effective prospectively from October 2, 2023 (the “Effective Date”).
Administration
This Policy shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). The Compensation Committee is authorized, subject to the provisions of this Policy, to make such determinations and interpretations and to take such actions in connection with this Policy as it deems necessary or advisable. The Company’s Board of Directors (the “Board”) also may, in its sole discretion, administer this Policy, in which case the Board will have all of the authority and responsibility granted to the Compensation Committee under this Policy. All determinations and interpretations made by the Compensation Committee (or the Board should it elect to administer this Policy) shall be final, binding and conclusive on all affected individuals.
Policy
1.Definitions
As used in this Policy, the following definitions shall apply:
•“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

•“Covered Executives” means the current or former “executive officers” of Horace Mann as defined under Rule 10D-1 and the Listing Standards.

•“Financial Reporting Measure” means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure, and (ii) any measure based wholly or in part on the Company’s stock price and total shareholder return (“TSR”).

•“Performance-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Performance-Based Compensation is deemed to be “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Performance-Based Compensation award is attained, even if the payment or grant occurs at or after the end of the Company’s fiscal period. For the avoidance of doubt, the following will not be considered Performance-Based Compensation: base salary, awards which vest solely based on continuous service to the Company, and compensation arising from reasonable relocation programs provided to salaried employees generally without regard to any Financial Reporting Measure.

•“Review Period” means the three completed fiscal years immediately preceding the date the Company is required to prepare an Accounting Restatement and any transition period (resulting from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. A transition period that comprises a period of nine months or more shall count as a completed fiscal year under the terms of this Policy. The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of one of the following:

othe date that either the Board or the Audit Committee concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or othe date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.

2.Covered Executives; Performance-Based Compensation
This Policy applies to Performance-Based Compensation received by a Covered Executive on or after October 2, 2023: (a) after beginning services as a Covered Executive; (b) if that person served as a Covered Executive at any time during the performance period for such Performance-Based Compensation; and (c) while the Company had a listed class of securities on a national securities exchange.
3.Recoupment of Performance-Based Compensation
The amount of compensation subject to recoupment under this Policy is the amount of Performance-Based Compensation received by the Covered Executive during the Review Period that exceeds the amount of Performance-Based Compensation that would have been received had it been determined based on the restated amount. Similarly, to the extent the restated amount reveals an underpayment of Performance-Based Compensation to the Covered Executive, the Committee shall have the discretion to provide for an additional payment to the Covered Executive based on such underpayment. The amount of Performance-Based Compensation subject to recoupment shall be computed by the Compensation Committee without regard to any taxes paid by the Covered Executive. For Performance-Based Compensation based on stock price or TSR where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the Compensation Committee shall determine the amount of the Performance-Based Compensation subject to recoupment based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Performance-Based Compensation was received. The Company will maintain and will provide to the New York Stock Exchange documentation of all determinations and actions taken in complying with this Policy as required.

4.Method of Recoupment for Performance-Based Compensation
The recoupment of Performance-Based Compensation under this Policy shall be effected on a reasonably prompt basis. The Compensation Committee shall determine, in its sole discretion, the method for recoupment of Performance-Based Compensation, which may include, but not be limited to: (a) seeking reimbursement of part or all of an award; (b) cancelling an award, whether vested or unvested or paid or unpaid; (c) cancelling or offsetting against any planned future award or other compensation; (d) forfeiture of deferred compensation, subject to compliance with Section 409(A) of the Internal Revenue Code and the regulations promulgated thereunder; and (e) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Compensation Committee may affect recovery under the Policy from any amount otherwise payable to the Covered Executive, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonus, or compensation previously deferred by the Covered Executive.
The Company is authorized and directed pursuant to this Policy to recoup Performance-Based Compensation in compliance with this Policy unless the Compensation Committee determines that recovery would be impracticable and not required under Rule 10D-1 and the Listing Standards.
Any forfeiture and/or recoupment rights under this Policy will be in addition to any other remedies or rights of recoupment of the Company that may be available under applicable law or any other Company policy, agreement, plan or any award terms, including termination of employment. Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies the Company may have against a Covered Executive arising out of or resulting from any actions or omissions by the Covered Executive.
5.No-Fault Basis
This Policy applies on a no-fault basis. Performance-Based Compensation is subject to recovery under this Policy even if the Accounting Restatement was not due to any misconduct of failure of oversight on the part of a Covered Executive.
6.No Indemnification of Covered Executives
Notwithstanding the terms of any indemnification or insurance policy or any other contractual arrangement, the Company shall not indemnify any Covered Executive against the loss of any Performance-Based Compensation pursuant to this Policy, including making any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executives to fund potential recovery obligations under this Policy.
7.Amendment; Termination
The Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in is sole discretion, and shall amend this Policy as it deems necessary to comply with applicable laws, rules, or listing standards, including Rule 10D-1 and the Listing Standards.
8.Successors
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.
9.Covered Executive Notice and Acknowledgement
The Company is authorized to take appropriate steps to implement this Policy with respect to Performance-Based Compensation arrangements with Covered Executives, including providing notice and seeking written acknowledgement of this Policy from each Covered Executive as determined appropriate; provided that any failure to provide notice or to obtain such acknowledgement shall have no impact on the enforceability of this Policy.

Horace Mann Educators Corporation
Clawback Policy
Acknowledgment and Acceptance Form
By signing below, the undersigned covered executive (the “Covered Executive”) acknowledges and confirms that the Covered Executive has received and reviewed a copy of the Horace Mann Educators Corporation Clawback Policy (as interpreted or modified from time to time pursuant to the terms hereof, the “Policy”), and in addition, the Covered Executive acknowledges and agrees that, for good and valid consideration, including continuing participation in the Company’s incentive compensation programs, including the Company’s 2010 Comprehensive Executive Compensation Plan, as Amended and Restated, the receipt and sufficiency of which the Covered Executive hereby acknowledges, the Covered Executive will be bound by and abide by the Policy as follows:
(a)the Covered Executive is and will continue to be subject to the Policy and the Policy will apply both during and after the Covered Executive’s employment with the Company;
(b)to the extent necessary to comply with the Policy, the Company hereby amends any employment agreement, equity award agreement or similar agreement that the Covered Executive is a party to with the Company;
(c)the Covered Executive shall abide by the terms of the Policy, including, without limitation, by returning any compensation to the Company to the extent required by, and in a manner permitted by, the Policy, and understands and agrees that the Covered Executive shall not be entitled to any (i) indemnification for any liability (including any amounts owed by the Covered Executive in a judgment or settlement of any Clawback Proceeding (as defined below)), or loss (including judgments, fines, taxes, penalties or amounts paid in settlement by or on behalf of the Covered Executive) incurred by the Covered Executive in connection with or as a result of any action taken by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) to enforce the Policy (such action, a “Clawback Proceeding”) or (ii) indemnification or advancement of any expenses (including attorneys’ fees) from the Company and or any subsidiary of the Company incurred by the Covered Executive in connection with any Clawback Proceeding; provided, however, if the Covered Executive is successful on the merits in the defense of any claim asserted against the Covered Executive in a Clawback Proceeding, the Covered Executive shall be indemnified for the expenses (including attorneys’ fees) the Covered Executive reasonably incurred to defend such claim;
(d)any amounts payable to the Covered Executive shall be subject to the Policy as may be in effect and interpreted or modified from time to time in the sole discretion of the Board or the Compensation Committee or as required by applicable law or the requirements of any securities exchange on which the Company’s securities are listed, and that such interpretation or modification will be covered by this acknowledgment;
(e)the Company may recover compensation paid to the Covered Executive through any method of recovery the Compensation Committee or its delegate deems appropriate, including without limitation by reducing any amount that is or may become payable to the Covered Executive, and the Covered Executive agrees to comply with any request or demand for repayment by the Company in order to comply with the Policy;
(f)the Company is not responsible for and shall not make the Covered Executive whole for any effect under any tax law or regulation of the recovery of any compensation pursuant to the Policy, or for any taxes paid by the Covered Executive on compensation that is subject to recovery or is recovered pursuant to the Policy; and

(g)the Covered Executive hereby knowingly, voluntarily and intentionally waives, and agrees not to assert any claim regarding, any and all rights to indemnification, advancement and other rights from the Company or any subsidiary of the Company to which the Covered Executive is now or may become entitled under any indemnification agreement between the Covered Executive and the Company (including any provisions related to non-exclusivity of rights contained therein), the Company’s Certificate of Incorporation and Bylaws, the governing documents of each subsidiary of the Company and the Delaware General Corporation Law, in each case to the extent such waiver and agreement is necessary to give effect to the preceding provisions of this paragraph.

Signature

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Date

Approved December 2023